Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
VoIP, Inc. and Subsidiaries

We consent to the incorporation by reference in this Registration Statement on Form S-8 of VoIP, Inc. and Subsidiaries (filed on or about May 25, 2007) of our report dated March 23, 2007, on our audits of the consolidated financial statements of VoIP, Inc. and Subsidiaries as of December 31, 2006 and 2005, and for each of the three years ended December 31, 2006, and our report dated October 16, 2006, on our audits of the consolidated financial statements of WQN, Inc. and Subsidiaries as of December 31, 2004 and 2003, and for the years then ended, which appear in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission on April 2, 2007, and to all references to our firm included in this Registration Statement.

/s/ Berkovits, Lago & Company, LLP
Fort Lauderdale, Florida
May 25, 2007